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                                                                    Exhibit 3.3

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               INSWEB CORPORATION

         InsWeb Corporation, a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "Corporation"),

         DOES HEREBY CERTIFY:

         FIRST: That the name of the Corporation is InsWeb Corporation. The Corporation was originally incorporated under the name InsWeb Merger Corp.; and the original Certificate of Incorporation was filed with the Delaware Secretary of State on November 12, 1996.

         SECOND: Pursuant to Sections 242 and 245 of the Delaware General Corporation Law, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation to read in its entirety as follows:

                                    ARTICLE 1

         The name of the Corporation is InsWeb Corporation.

                                    ARTICLE 2

         The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                    ARTICLE 3

         The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                    ARTICLE 4

         (A) The Corporation is authorized to issue two classes of shares, designated "Common Stock" and "Preferred Stock," respectively. The number of shares of Common Stock authorized to be issued is 150,000,000 shares, $0.001 par value per share, and the number of shares of Preferred Stock authorized to be issued is 5,000,000 shares, $0.001 par value per share.

         (B) The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. The Board of Directors is authorized to determine, alter or eliminate any or all of the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix, increase or decrease the number

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of shares comprising any such series and the designation thereof, or any of them, and to provide for the rights and terms of redemption or conversion of the shares of any such series.

                                  ARTICLE 5

         (A) The number of directors constituting the entire Board of Directors shall be fourteen (14), and, hereafter, shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors; provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office.

         (B) Upon the closing date of the first sale of the Corporation's Common Stock pursuant to a firmly underwritten registered initial public offering ("IPO"), the Board of Directors shall be divided into three classes, as nearly equal in numbers as the then total number of directors constituting the entire Board of Directors permits, with the term of office of the first class (Class I) to expire at the first annual meeting of the stockholders following the IPO, the term of office of the second class (Class II) to expire at the second annual meeting of stockholders following the IPO and the term of office of the third class (Class III) to expire at the third annual meeting of stockholders following the IPO, and thereafter each such term to expire at each third succeeding meeting of stockholders after such election.

         (C) Unless the Board of Directors determines otherwise, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, although less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such directors' successors shall have been duly elected and qualified.

                                   ARTICLE 6

         The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

         (A) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

         (B) The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

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         (C)  Any action required or permitted to be taken by the
stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

         (D) Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).

                                   ARTICLE 7

         The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board).

         The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

                                   ARTICLE 8

         Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of capital stock of the Corporation, voting together as a single class, shall be required to alter, amend or repeal any provision of Articles 5, 6, or 7, this Article 8 or Article 9 of this Certificate of Incorporation.

                                   ARTICLE 9

         To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the Corporation shall be indemnified by the Corporation in accordance with the Bylaws and shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) for any act related to the unlawful stock repurchase or payment of a dividend under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

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         If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

         Any repeal or modification of the foregoing provisions of this
Article 9 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

         THIRD: That the Board of Directors of the Corporation adopted resolutions approving and adopting the foregoing amendment and restatement by executing a unanimous written consent in lieu of a meeting in accordance with
Section 141(f) of the Delaware General Corporation Law.

         FOURTH: That the stockholders of the Corporation took action by executing a written consent in lieu of a meeting in accordance with the applicable provisions of Sections 228 and 242 of the Delaware General Corporation Law in order to approve the foregoing amendment and restatement.

         IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer, this _____ day of __________, 1999.

                                        INSWEB CORPORATION



                                        By:
                                            ---------------------------------
                                            Hussein A. Enan
                                            Chief Executive Officer



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